Exhibit 99.1

3200 Wilcrest Dr., Suite 440 Houston, TX 77042-6039 www.ACRGroup.com

For Immediate Release

ACR Group Expands, Extends Revolving Credit Facility

HOUSTON, June 19 /PRNewswire-FirstCall/ — ACR Group, Inc. (AMEX: BRR-News), a leading national wholesale distributor of heating, ventilating, air conditioning and refrigeration equipment and supplies, today announced it has increased its revolving credit facility from $35 million to $40 million and extended the term an additional year to August 31, 2008. As of May 31, 2006, the Company’s collateral base was sufficient for the entire $40 million to be available to the Company.

Houston-based ACR Group said the revolving credit facility expansion increases working capital for operational purposes, and provides additional resources for potential branch expansion and acquisitions. The credit facility is through Wells Fargo Bank.

“The additional financing capacity gives the Company more capability to pursue business opportunities as they arise,” said Alex Trevino, Jr., president and CEO of ACR Group. “Our growth plans include both organic startups and strategic, targeted acquisitions. The availability of capital enables us to react quickly to such opportunities.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment, parts and supplies. Houston-based ACR Group, Inc. (www.ACRGroup.com) owns and operates 51 branch locations that are organized into five business units covering nine states. The Company’s sales are made substantially to contractor dealers and institutional end-users.

Forward Looking Statements

Statements in this release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

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Contact:

Noel Ryan or Erica Noll

Lambert, Edwards & Associates, Inc.

616-233-0500